Exhibit 99.3

Wells Real Estate Fund XIV, L.P. Fact Sheet

DATA AS OF SEPTEMBER 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens – Orlando	100%	53%	10/30/03	$11,709,127	N/A	N/A	N/A

Randstad – Atlanta	100%	53%	12/19/03	$6,529,980	N/A	N/A	N/A

7500 Setzler Parkway	100%	53%	3/26/04	$7,040,475	N/A	N/A	N/A

150 Apollo Drive	100%	100%	5/16/05	$12,339,064	N/A	N/A	N/A

WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	May 2003 – April 2005

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 73% Tax-Preferred – 27%

AMOUNT RAISED	$34,741,238

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	5.00%	5.75%	7.50%	—	—
2004	6.75%	6.75%	4.75%	5.25%	5.88%
2003	N/A	0.00%	0.00%	3.30%	1.30%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2004	2003	2002	2001	2000	1999
3.99%	0.98%	N/A	N/A	N/A	N/A

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIV is in the investing phase of its life cycle, having closed fund raising in April 2005. With the acquisition of 150 Apollo Drive in May 2005, the fund now owns interests in four properties, all of which are 100% leased. Our focus in the near term is to continue to identify high-quality core assets for acquisition that will provide diversification to the existing assets.

The acquisition of 150 Apollo Drive was a highlight for the fund. This high-quality asset enjoys a prime location in the Chelmsford suburb of Boston, Massachusetts, and is 100% leased to Avaya.

The third quarter 2005 operating distributions to the Cash-Preferred unit holders were 7.5%, an increase from the 5.75% distribution rate for the prior quarter due to the recent acquisition. The General Partners anticipate that operating distributions will remain at similar levels in the near term since each of the assets is currently stabilized.

Property Summary

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	Randstad – Atlanta was acquired in December 2003. This office property is 100% leased, and the expiration is in 2013.

•	7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was acquired in March 2004 and is 100% leased to R. R. Donnelley & Sons until 2010.

•	150 Apollo Drive is located in Chelmsford, Massachusetts, a suburb of Boston. This asset is 100% leased to Avaya through April 2010.

For a more detailed quarterly financial report, please refer to Fund XIV’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

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